Exhibit 10.24

SUBSTITUTE GLOBAL RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE

SUNEDISON SEMICONDUCTOR LIMITED 2014 LONG-TERM INCENTIVE PLAN

*  *  *  *  *

Participant:

Original Grant Date:

Number of Restricted Stock Units Granted under Original Award:

Number of Restricted Stock Units Exchanged (SunEdison stock):

Number of Restricted Stock Units Substituted (as adjusted and stated in Company stock):

*  *  *  *  *

A restricted stock unit award (“Award”) was granted on the Grant Date by SunEdison, Inc. (“SunEdison”) to the Participant.

WHEREAS, the Participant received the Award under the SunEdison, Inc. 2010 Equity Incentive Plan (“2010 Plan”); and

WHEREAS, the portion of such Award relating to the Number of Restricted Stock Units Exchanged is exchanged for RSUs of SunEdison Semiconductor Limited (“Company”) under the terms of the SunEdison Semiconductor Limited 2014 Long-Term Incentive Plan, as in effect and as amended from time to time (“Plan”);

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2. Exchange of Restricted Stock Units. The Company hereby exchanges a total number of restricted stock units equal to the Number of Restricted Stock Units Substituted (“RSUs”) for the Number of Restricted Stock Units Exchanged under the Award granted to the

Participant by SunEdison, subject to the terms and conditions herein, and subject to adjustment as provided in the Plan. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the Shares underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3. Vesting.

(a) The RSUs will vest in accordance with the following schedule:

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s Continuous Service on each applicable vesting date. All of the Restricted Stock Unit Awards granted to the Participant hereby shall become vested upon the death or Disability of the Participant.

(b) Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the RSUs at any time and for any reason.

(c) Change in Control. In the event that a Participant’s Continuous Service is terminated without Cause or for Good Reason during the 12-month period following a Change in Control Date, all unvested RSUs shall become fully vested so long as the Participant has not incurred a termination prior to such Change in Control Date. In addition, in the event of a Change in Control, an Award may be treated, to the extent determined by the Committee to be permitted under Section 409A of the Code, in accordance with such method provided for under the Plan as determined by the Committee in its sole discretion.

(d) Forfeiture. Subject to the Committee’s discretion to accelerate vesting hereunder, all unvested RSUs shall be immediately forfeited upon the Participant’s termination for any reason.

(e) Termination. For purposes of the RSUs, the Participant’s Continuous Service will be considered terminated as of the date the Participant is no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later to be found invalid or in breach of labor laws in the jurisdiction where the Participant is employed or retained or the terms of the Participant’s employment or service agreement, if any), and unless otherwise determined by the Company, the Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where the Participant is employed or retained or the terms of the Participant’s employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the RSUs (including whether the Participant may still be considered to be providing services while on a leave of absence).

4. Delivery of Shares.

(a) General. Subject to the provisions of Section 4(b) hereof, within thirty (30) days following the vesting of the RSUs, the Participant shall receive the number of Shares that correspond to the number of RSUs that have become vested on the applicable vesting date.

(b) Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder.

5. Nature of Grant. In accepting the RSUs, the Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c) all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Company;

(d) the Participant is voluntarily participating in the Plan;

(e) the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;

(f) the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(h) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant’s Continuous Service (for any reason whatsoever whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Participant is employed or retained or the terms of his or her employment or service agreement, if any), and in consideration of the grant of the RSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or any Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(i) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSU or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and

(j) the following provisions apply only if the Participant is providing services outside the United States:

(i) the RSUs and the Shares subject to the RSUs are not part of normal or expected compensation or salary for any purpose; and

(ii) neither the Company nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

6. Rights as Stockholder. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any Shares covered by any RSU unless and until the Participant has become the holder of record of such Shares.

7. Non-Transferability. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Shares issuable hereunder.

8. Governing Law and Venue. To the extent that U.S. federal laws do not otherwise control, this Agreement is governed by the laws of Missouri, without giving effect to principles of conflicts of laws, and construed accordingly, except for those matters subject to the General Corporation Law of Delaware, which shall be governed by such law, without giving effect to principles of conflicts of laws, and construed accordingly. For purposes of litigating any dispute that arises under the RSUs or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Missouri, agree that such litigation shall be conducted in the courts of St. Charles County, Missouri, or the U.S. District Court for the Eastern District of Missouri, where this award of Option is made and/or to be performed.

9. Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Affiliate employing or retaining the Participant (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. The Participant further acknowledges that the Company and/or the Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of ordinary shares acquired pursuant to such settlement and the receipt of any dividends or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(a) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Service Recipient; or

(b) withholding from proceeds of the sale of Shares acquired upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or

(c) withholding Shares to be issued upon vesting of the RSUs, provided, however that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (a) and (b) above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the ordinary shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding in ordinary shares, for tax purposes, the Participant is deemed to have been issued the full number of ordinary shares subject to the vested RSUs, notwithstanding that a number of the ordinary shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Participant agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the ordinary shares or the proceeds of the sale of ordinary shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

10. Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 10.

11. Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:

(a) The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 11.

(b) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Shares issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register such Shares (or to file a “re-offer prospectus”).

(c) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Shares of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the Shares issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

12. Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

13. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

14. Use of Services. Any questions as to whether and when there has been a termination and the cause of such termination shall be determined in the sole discretion of the Committee. The RSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service agreement with the Company, the Service Recipient or any other Affiliate. Nothing herein confers any right or obligation on the Participant to continue rendering services to the Company or the Service Recipient, or shall affect in any way the Participant’s right or the right of the Company or the Service Recipient, as the case may be, to terminate the Participant’s services at any time, with or without Cause.

15. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other grant materials by and among, as applicable, the Company, the Service Recipient and any other Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Service Recipient may hold certain personal information about the Participant, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to ordinary shares awarded, canceled, exercised, vested, unvested or outstanding in his or her favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Participant authorizes the Company, the broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the RSUs or other awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

16. Compliance with Laws. The grant of RSUs and the issuance of Shares hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the RSUs or any Shares pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

17. Insider Trading/Market Abuse Laws. The Participant understands that, depending on his or her country, he or she may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to purchase ordinary shares under the Plan or subsequently sell the ordinary shares during such times as the Participant is considered to have “inside information” regarding the Company (as defined by any applicable laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. It is the Participant’s responsibility to comply with any applicable restrictions and the Participant is encouraged to speak to his or her personal advisor on this matter.

18. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 7 hereof) any part of this Agreement without the prior express written consent of the Company.

19. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

21. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

22. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

23. No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying ordinary shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

24. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

25. Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

26. Appendix. Notwithstanding any provision in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in any appendix to this Agreement for the Participant’s country (the “Appendix”). Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

27. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any ordinary shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28. Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participants.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SunEdison Semiconductor Limited

By:	Donna K. Martin
Senior Vice President and Chief Human Resources Officer

Participant

Name:

APPENDIX

GLOBAL RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE

SUNEDISON SEMICONDUCTOR LIMITED 2014 LONG-TERM INCENTIVE PLAN

ADDITIONAL TERMS AND CONDITIONS

Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSUs granted to the Participant under the Plan if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant relocates to another country after the grant of the RSUs, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the RSUs vest or the Participant sells ordinary shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, if the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the one in which he or she is currently working and/or residing, or if the Participant relocates to another country after the RSUs are granted, the information contained herein may not be applicable to the Participant.

CHINA

Terms and Conditions

The following terms and conditions will apply if the Participant is subject to exchange control restrictions and regulations in the People’s Republic of China (the “PRC”), as determined by the Committee in its sole discretion.

Vesting. This provision supplements Section 3 of the Agreement:

Notwithstanding any provision of this Agreement, the RSUs shall not vest until all necessary exchange control and other approvals from the China State Administration of Foreign Exchange or its local counterpart (“SAFE”) have been received by the Company or one of its Affiliates under applicable exchange control rules with respect to the Plan and the RSUs granted thereunder.

Immediate Sale of Shares. This provision supplements Section 4 of this Agreement:

To facilitate compliance with regulatory requirements in the PRC, the Participant agrees that any Shares to be issued upon vesting of the RSUs may be immediately sold at vesting or, at the Company’s discretion, at a later time. The Participant further agrees that the Company is authorized to instruct its designated broker to assist with the sale of such Shares (on the Participant’s behalf pursuant to this authorization), and the Participant expressly authorizes the broker designated by the Company from time to time to complete the sale of such Shares. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to the Participant in accordance with applicable exchange control laws and regulations, provided any liability for Tax-Related Items resulting from the vesting of the RSUs has been satisfied.

If the Company, in its discretion, does not exercise its right to require the sale of Shares upon vesting of the RSUs, as described in the preceding paragraph, the Participant understands and agrees that the Company may require that any Shares acquired by the Participant under the Plan be sold no later than six months after the Participant’s termination of Continuous Service, or within any other such time frame as may be permitted by the Company or required by SAFE. The Participant understands that any Shares acquired by the Participant under the Plan that have not been sold within six months of the Participant’s termination of Continuous Service may be sold by the designated broker at the Company’s direction, pursuant to this authorization by the Participant.

Exchange Control Requirements. Due to exchange control laws in the PRC, the Participant understands and agrees that the Participant will be required to immediately repatriate the cash proceeds from the sale of the Shares or the receipt of any dividends to the PRC. The Participant understands and agrees that such cash proceeds will need to be repatriated to the PRC through a special exchange control account established by the Company or one of its Affiliates, and the Participant hereby consents and agrees that any proceeds from the sale of Shares or the receipt of any dividends may be transferred to such special account prior to being delivered to him or her. The proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. In the event the proceeds are paid to the Participant in U.S. dollars, the Participant understands that he or she will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Service Recipient and/or the Company so that the proceeds may be deposited into this account. If the proceeds are paid to the Participant in local currency, the Participant agrees to bear any currency fluctuation risk between the time the Shares are sold or dividends are paid and the time the proceeds are distributed to the Participant through any such special account.

The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting the RSUs, the Participant confirms having read and understood the Plan and this Agreement, including all terms and conditions included therein, which were provided in the English language. The Participant accepts the terms of those documents accordingly.

En acceptant les <<RSUs>>, le Participant confirme avoir lu et compris le Plan et l’attribution, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

Notifications

Tax Information. The RSUs are not intended to qualify for special tax or social security treatment in France.

Foreign Asset/Account Reporting Information. If the Participant holds Shares outside of France or maintains a foreign bank account, then the Participant is required to report such to the French tax authorities when filing his or her annual tax return.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with the sale of Shares acquired under the Plan or the receipt of any cash dividends, the report must be filed electronically by the fifth day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

INDIA

Notifications

Exchange Control Information. The Participant understands that he or she must repatriate any proceeds from the sale of Shares acquired under the Plan to India within 90 days after receipt and any cash dividends to India within 180 days after receipt. The Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency and must maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India, the Company or the Service Recipient requests proof of repatriation.

Foreign Asset/Account Reporting Information. The Participant is required to declare any foreign bank accounts and assets (including Shares acquired under the Plan) on his or her annual tax return. The Participant should consult with his or her personal tax advisor to determine his or her reporting requirements.

ITALY

Terms and Conditions

Data Privacy. This provision replaces in its entirety Section 15 of the Agreement:

The Participant understands that the Service Recipient and/or the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of ordinary shares held and the details of any RSUs or any other entitlement to stock awarded, cancelled, exercised, vested, unvested or outstanding (“Data”), for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant is aware that  providing the Company with Data is necessary for the performance of this Agreement and that the Participant’s refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to  participate in the Plan.

The controller of personal data processing is SunEdison Semiconductor Limited, 11 Lorong 3 Toa Payoh, 319579 Singapore, and,  pursuant to D.lgs 196/2003, its representative in Italy is MEMC Electronic Materials, S.p.A., with registered offices at Viale Gherzi 31 28100, Novara, Italy. The Participant understands that Data may be transferred to the Company or its Subsidiaries and Affiliates, or to any third parties assisting with the implementation, administration and management of the Plan, including any transfer required to such stock plan service provider as may be designated by the Company from time to time, or any other third  party with whom cash from the sale of ordinary shares acquired under the Plan may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Economic Area, and the recipients’ country (e.g., the United States) may have different data  privacy laws and protections from the Participant’s country. The processing activity, including the transfer of Data abroad, outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the

Participant’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. The Participant understands that data processing relating to the  purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

The Participant understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that pursuant to art.7 of D.lgs 196/2003, the Participant has the right, including but not limited to, access, delete, update, request the rectification of Data and cease, for legitimate reasons, the processing of Data. Furthermore, the Participant is aware that Data will not be used for direct marketing  purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Participants local human representative.

Grant Terms Acknowledgment. By accepting the RSUs, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all the provisions of the Plan and the Agreement. The Participant further acknowledges having read and specifically approves the following sections of the Agreement: “Vesting,” “Delivery of Shares,” “Nature of Grant,” “Governing Law and Venue,” “Responsibility for Taxes” and “Imposition of Other Requirements,” and the Data Privacy section in this Appendix.

Notifications

Foreign Asset/Account Reporting Information. If the Participant holds investments abroad or foreign financial assets (e.g., cash, Shares, RSUs) that may generate income taxable in Italy, the Participant is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to the Participant if the Participant is a beneficial owner of the investments, even if the Participant does not directly hold investments abroad or foreign assets.

Foreign Asset Tax. The value of the financial assets held outside of Italy by individuals resident of Italy is subject to a foreign asset tax. Beginning in 2014, such tax is levied at an annual rate of two per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year.

JAPAN

Notifications

Foreign Asset/Account Reporting Information. The Participant will be required to report details of any assets held outside of Japan as of December 31 (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Participant and whether the Participant will be required to report details of his or her outstanding RSUs, as well as Shares, in the report.

KOREA

Notifications

Exchange Control Information. Korean residents who realize US$500,000 or more in income from the sale of Shares acquired under the Plan or the receipt of cash dividends in a single transaction are required to repatriate the proceeds back to Korea within eighteen months of receipt.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). The Participant should consult with his or her personal tax advisor to determine any personal reporting obligations.

MALAYSIA

Terms and Conditions

Data Privacy. The following provisions replace in its entirety Section 15 of the Agreement:

The Participant hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Plan participation materials by and among, as applicable, the Service Recipient, the Company and any other Subsidiary or Affiliate or any third parties authorized by same in assisting in the implementation, administration and management of the Participant’s participation in the Plan.

The Participant may have previously provided the Company and the Service Recipient with, and the Company and the Service Recipient may hold, certain personal information about the Participant, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact

Peserta dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian ini dan apa-apa bahan penyertaan Pelan oleh dan di antara, sebagaimana yang berkenaan, Penerima Perkhidmatan, Syarikat dan mana-mana Anak Syarikat atau Syarikat Sekutu atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Peserta dalam Pelan tersebut.

Sebelum ini, Peserta mungkin telah membekalkan Syarikat dan Penerima Perkhidmatan dengan, dan Syarikat dan Penerima Perkhidmatan mungkin memegang, maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, namanya, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau  jawatan pengarah and conditions of the Participant’s participation in the Plan, details of all RSUs or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant also authorizes any transfer of Data, as may be required, to such stock plan service provider as may be designated by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any ordinary shares acquired upon vesting and settlement of the RSUs are deposited. The Participant acknowledges that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to the Participant’s country, which may not give the same level of protection to Data. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Participant authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Participant’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request yang dipegang dalam Syarikat, fakta dan syarat-syarat  penyertaan Peserta dalam Pelan tersebut, butir-butir semua RSU atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah Peserta (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

Peserta juga memberi kuasa untuk membuat apa-apa  pemindahan Data, sebagaimana yang diperlukan, kepadapembekal perkhidmatan pelan saham yang lain sebagaimana yang ditetapkan oleh Syarikat dari semasa ke semasa, yang membantu Syarikat dalam pelaksanaan,  pentadbiran dan pengurusan Pelan tersebut dan/atau dengan sesiapa yang mendepositkan syer-syer Biasa yang diperolehi melalui pemberian hak dan penyelesaian RSU. Peserta mengakui bahawa penerima-penerima ini mungkin berada di negara Peserta atau di tempat lain, dan bahawa negara  penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Peserta, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Peserta  faham bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Peserta memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Peserta faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Peserta faham bahawa dia boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan

additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the consent, his or her employment status or service and career with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing the consent is that the Company would not be able to grant future RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.	mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya. Selanjutnya, Peserta memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Peserta tidak bersetuju, atau jika Peserta kemudian membatalkan persetujuannya , status pekerjaan atau perkhidmatan dan kerjayanya dengan Penerima Perkhidmatan tidak akan terjejas; satunya akibat buruk jika dia tidak bersetuju atau menarik balik persetujuannya adalah bahawa Syarikat tidak akan dapat memberikan RSU pada masa depan atau anugerah ekuiti lain kepada Peserta atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Peserta faham bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganannya untuk memberikan keizinan atau penarikan balik keizinan, Peserta fahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya.

Notifications

Director Notification Obligation. If the Participant is a director of the Company’s Malaysian Affiliate, he or she is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when the Participant receives or disposes of an interest (e.g., RSUs or Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

NETHERLANDS

There are no country-specific provisions.

SINGAPORE

Notifications

Securities Law Information. The RSUs are being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the grant of RSUs is subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale in Singapore of the Shares acquired through the vesting of the RSUs or any offer of such sale in Singapore unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Obligation. Directors of a Singapore Affiliate are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singapore Affiliate in writing of an interest (e.g., RSUs, ordinary shares, etc.) in the Company or any Affiliate within two days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when the ordinary shares are sold), or (iii) becoming a director.

TAIWAN

Notifications

Securities Law Information. The RSUs and the Shares to be issued pursuant to the Plan are available only for employees of the Company and its Affiliates. The grant of RSUs is not a public offer of securities by a Taiwanese company.

Exchange Control Information. The Participant may acquire foreign currency (including proceeds from the sale of Shares) into Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, the Participant must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. If the transaction amount is US$500,000 or more, the Participant may be required to provide additional supporting documentation to the satisfaction of the remitting bank. The Participant should consult his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED KINGDOM

Terms and Conditions

Delivery of Shares. This provision supplements Section 4 of the Agreement:

The grant of the RSUs does not provide any right for the Participant to receive a cash payment and the RSUs are payable in Shares only. This provision is without prejudice to the application of Section 9 of the Agreement.

Responsibility for Taxes. The following provision supplements Section 9 of the Agreement:

The Participant agrees that if payment or withholding of income tax due in connection with the vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”), is not made within 90 days after the end of the U.K. tax year in which the Taxable Event occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Participant to the Affiliate employing the Participant (the “Employer”), effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Participant, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 9 in the Agreement. Notwithstanding the foregoing, if the Participant is an executive officer or director of the Company (within the meaning of Section 13(k) of the Exchange Acgt), the Participant shall not be eligible for a loan from the Company to cover the income tax due. In the event that the Participant is an executive officer or director and income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer (as appropriate) for the value of employee NICs due on this additional benefit which the Company and/or the Employer may recover from the Participant by any of the means set forth in Section 9 of the Agreement.